Exhibit 10.20
ACKNOWLEDGEMENT
NBT Bancorp Inc.

This Acknowledgement (the “Acknowledgement”) is entered into on May 4, 2021, by and between NBT Bancorp Inc. (the “Company”) and Annette Burns (the “Employee”).
I, Annette Burns, understand that, pursuant to this Acknowledgment, I am eligible to participate in the NBT Bancorp Inc. Enhanced Separation Pay Plan (the “Plan”) and receive a severance payment and benefits based on my Severance Level.  My Severance Level has increased from Band 3 to Band 2, as determined by the Company, in its sole discretion, and changed only in accordance with the terms of the Plan.  This acknowledgement supersedes the document dated April 22, 2015. I further acknowledge that a copy of the Plan has been provided to me and I accept the terms of the Plan.
No alteration or other modification of this Acknowledgement shall be effective unless made in writing and signed by both parties.  If any provision of this Acknowledgement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Acknowledgement and the provision in question shall be modified by the court so as to be rendered enforceable.
This Acknowledgement is made and entered into in the State of New York and shall in all respects be interpreted, enforced, and governed under New York law, without regard to any principles of conflicts of law.  The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court for New York for any dispute arising out of or relating to this Acknowledgement, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.
IN WITNESS WHEREOF, I sign this Acknowledgement, effective as of the date first above written.

Employee:

/s/ Annette Burns
Annette Burns